Exhibit 99.1
Avantor® Reports Fourth Quarter and Full-Year 2021 Results
Fourth Quarter
•Net sales of $1.91 billion, increase of 6.5%; organic net sales growth of 2.5%
•Net income of $94.0 million; Adjusted EBITDA of $369.8 million
•Diluted GAAP EPS of $0.13; adjusted EPS of $0.36
•Operating cash flow of $301.0 million; free cash flow of $314.2 million
•Adjusted net leverage of 4.2X

Full-Year 2021
•Net sales of $7.39 billion, increase of 15.5%; organic net sales growth of 11.3%
•Net income of $572.6 million; Adjusted EBITDA of $1,458.6 million
•Diluted GAAP EPS of $0.85; adjusted EPS of $1.41
•Operating cash flow of $953.6 million; free cash flow of $920.3 million

RADNOR, Pa. – Feb. 3, 2022 – Avantor, Inc. (NYSE: AVTR), a leading global provider of mission-critical products and services to customers in the life sciences, advanced technologies and applied materials industries, today reported financial results for the fourth quarter and year ended December 31, 2021.

“Avantor delivered another strong quarter with above plan performance on all key financial metrics, reflecting strong momentum across our end markets, disciplined execution of our operating plan and the value of our long-term growth strategy. We also recently closed the Masterflex acquisition, completing the deployment of over $4 billion in M&A capital in 2021 and giving us a differentiated end-to-end fluid management solution for the high growth bioproduction workflow,” said Michael Stubblefield, President and Chief Executive Officer of Avantor.

“Following an outstanding year with more than 11% organic growth, nearly 190 basis points in Adjusted EBITDA margin expansion and an approximate 58% increase in adjusted EPS, we will continue to execute our long-term growth strategy with ongoing investments in capacity, people, innovation and M&A. We remain focused on meeting the evolving needs of our customers and enabling scientific breakthroughs that create value for all stakeholders. I want to personally thank all Avantor associates for their outstanding contributions to advancing life-changing science in 2021,” Stubblefield concluded.

Fourth Quarter 2021
For the three months ended December 31, 2021, net sales were $1.91 billion, an increase of 6.5% compared to the fourth quarter of 2020. Foreign currency translation had an unfavorable impact of approximately 1% with M&A adding approximately 5%, resulting in organic sales growth of 2.5%. Net income increased to $94.0 million from $51.6 million in the fourth quarter of 2020. Adjusted EBITDA increased 15.6% to $369.8 million, and Adjusted EBITDA margin expanded by over 150 basis points to 19.4%, as compared to 17.9% in the comparable prior period.

Diluted earnings per share on a GAAP basis were $0.13 as compared to $0.06 in the comparable prior period, while adjusted EPS was $0.36 as compared to $0.29 for the comparable prior period.

Full Year 2021
For the full year ended December 31, 2021, net sales were $7.39 billion, an increase of approximately 15.5% compared to 2020. Foreign currency translation had a favorable impact of approximately 2% with M&A adding approximately 2.2%, resulting in organic sales growth of 11.3%. Net income increased to $572.6 million from $116.6 million in 2020. Adjusted EBITDA increased approximately 28% to $1.459 billion, and Adjusted EBITDA margin expanded approximately 190 basis points to 19.8%, as compared to 17.9% in the comparable prior period.

Diluted GAAP EPS was $0.85 compared to diluted GAAP EPS of $0.09 in 2020, while adjusted EPS increased approximately 58% to $1.41.

For the year, the Company generated $953.6 million in operating cash flow, as compared to $929.8 million in 2020. Free cash flow was $920.3 million in 2021, as compared to $868.2 million in 2020.

Adjusted net leverage was 4.2X at December 31, 2021, as compared to 4.0X at December 31, 2020, reflecting another year of strong cash flow as well as the impact of $4.0 billion in capital deployment for M&A.

Fourth Quarter 2021 – Segment Results

Management uses Adjusted EBITDA to measure and evaluate the internal operating performance of the Company’s business segments. Adjusted EBITDA is also our segment reporting profitability measure under generally accepted accounting principles.

Americas
•Net sales were $1,087.5 million, a reported increase of 6.2%, as compared to $1,024.4 million in the fourth quarter of 2020. Organic sales increased 3.0%.

• Adjusted EBITDA margin increased approximately 130 basis points to 21.9%, as compared to 20.6% in the comparable prior period.

Europe
•Net sales were $686.2 million, a reported increase of 4.0%, as compared to $659.6 million in the fourth quarter of 2020. Organic sales increased 0.5%.

•Adjusted EBITDA margin increased approximately 350 basis points to 21.6%, as compared to 18.1% in the comparable prior period.

AMEA
•Net sales were $133.9 million, a reported increase of 25.3%, as compared to $106.9 million in the fourth quarter of 2020. Organic sales increased 9.3%.

•Adjusted EBITDA margin increased approximately 350 basis points to 24.9%, as compared to 21.4% in the comparable prior period.
Full Year 2021 – Segment Results

Americas
•Net sales were $4,237.4 million, a reported increase of 13.6%, as compared to $3,731.5 million in 2020. Organic sales increased 12.1%.

•Adjusted EBITDA margin increased approximately 160 basis points to 23.1%, as compared to 21.5% in 2020.

Europe
•Net sales were $2,677.3 million, a reported increase of 17.1%, as compared to $2,286.7 million in 2020. Organic sales increased 9.1%.

•Adjusted EBITDA margin increased approximately 270 basis points to 20.1%, as compared to 17.4% in 2020.

AMEA
•Net sales were $471.4 million, a reported increase of 25.6%, as compared to $375.4 million in 2020. Organic sales increased 16.6%.

• Adjusted EBITDA margin increased approximately 290 basis points to 24.2%, as compared to 21.3% in 2020.

Conference Call
Avantor will host a conference call to discuss its results tomorrow, February 4, at 7:30 a.m. Eastern Standard Time. A live webcast can be accessed on the investors section of our website. Or you may listen to the call by dialing [(866) 211-4132 (domestic) or (647) 689-6615 (international) and use the conference code 8276058. Prior to the webcast, a presentation relating to the earnings call will be available on the Company’s website.

Following the live webcast, a replay of the webcast and the slide presentation will be available at
https://ir.avantorsciences.com/investors/news-and-events/events/default.aspx.
About Avantor

Avantor®, a Fortune 500 company, is a leading global provider of mission-critical products and services to customers in the biopharma, healthcare, education & government, and advanced technologies & applied materials industries. Our portfolio is used in virtually every stage of the most important research, development and production activities in the industries we serve. Our global footprint enables us to serve more than 225,000 customer locations and gives us extensive access to research laboratories and scientists in more than 180 countries. We set science in motion to create a better world. For more information, please visit www.avantorsciences.com.
Use of non-GAAP Financial Measures

To evaluate our performance, we monitor a number of key indicators. As appropriate, we supplement our results of operations determined in accordance with U.S. generally accepted accounting principles (“GAAP”) with certain non-GAAP financial measurements that we believe are useful to investors, creditors and others in assessing our performance. These measures should not be considered in isolation or as a substitute for reported GAAP results because they may include or exclude certain items as compared to similar GAAP-based measures, and such measures may not be comparable to similarly titled measures reported by other companies. Rather, these measures should be considered as an additional way of viewing aspects of our operations that provide a more complete understanding of our business. We strongly encourage investors to review our consolidated financial statements included in reports filed with the SEC in their entirety and not rely solely on any one, single financial measurement or communication.

The non-GAAP financial measures used in this press release are sales growth on an organic basis, Adjusted EBITDA, adjusted net income, adjusted EPS, adjusted net leverage and free cash flow.

•Sales growth on an organic basis eliminates from our reported net sales growth the impacts of earnings from any acquired or disposed businesses and changes in foreign currency exchange rates. We believe that this measurement is useful as a way to measure and evaluate our underlying commercial operating performance consistently across our segments and the periods presented.

•Adjusted EBITDA is to measure and evaluate our operating performance exclusive of interest expense, income tax expense, depreciation, amortization and certain other adjustments. We believe that this measurement is useful as a way to analyze the underlying trends in our core business consistently across the periods presented.

•Adjusted net income is our net income or loss first adjusted for the following items: (i) amortization of acquired intangible assets, (ii) net foreign currency remeasurement gains or losses relating to financing activities, (iii) losses on extinguishment of debt, (iv) other costs or credits that are either isolated or cannot be expected to recur with any regularity or predictability. From this amount, we then add or subtract an assumed incremental income tax impact on the above noted pre-tax adjustments, using estimated tax rates, to arrive at Adjusted Net Income. We believe that this measurement is useful as a way to analyze the business consistently across the periods presented.

•Adjusted EPS is our adjusted net income divided by the normalized shares outstanding. The normalized shares outstanding reflects for all periods (i) the total number of shares of common stock outstanding following our initial public offering, plus (ii) the dilutive effect of the assumed exercise or conversion of instruments (including our 6.250% Series A mandatory convertible preferred stock assuming the lowest rate of conversion into common stock). The adjusted share count also excludes the shares issued in our secondary equity offering on September 15, 2021. We believe that this measurement is an additional way to analyze the underlying trends in our business consistently across the periods presented.

•Adjusted net leverage is equal to our gross debt, reduced by our cash and cash equivalents divided by our trailing 12-month Adjusted EBITDA (excluding stock-based compensation expense and including the expected run-rate effect of cost synergies and the incremental results of completed acquisitions as if those acquisitions had occurred on the first day of the trailing 12-month period). We believe that this measurement is a useful way to evaluate and measure the Company’s capital allocation strategies and the underlying trends in the business.

•Free cash flow is equal to our cash flow from operating activities, excluding acquisition-related costs paid in the period, less capital expenditures. We have amended our definition of free cash flow to exclude acquisition-related costs as they may be significant, individually or in aggregate, and may make it more difficult for investors to understand the free cash flows associated with the normal operations of our business. We believe that this measurement is useful as it provides a view on the Company’s ability to generate cash for use in financing or investment activities.

Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the tables accompanying this release.

Forward-Looking and Cautionary Statements
This press release contains forward-looking statements. All statements other than statements of historical fact included in this press release are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. These statements may be preceded by, followed by or include the words “aim,” “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “likely,” “outlook,” “plan,” “potential,” “project,” “projection,” “seek,” “can,” “could,” “may,” “should,” “would,” “will,” the negatives thereof and other words and terms of similar meaning.

Forward-looking statements are inherently subject to risks, uncertainties and assumptions; they are not guarantees of performance. You should not place undue reliance on these statements. We have based these forward-looking statements on our current expectations and projections about future events. Although we believe that our assumptions made in connection with the forward-looking statements are reasonable, we cannot assure you that the assumptions and expectations will prove to be correct. Factors that could contribute to these risks, uncertainties and assumptions include, but are not limited to, the factors described in “Risk Factors” in our most recent Annual Report on Form 10-K and quarterly reports on Form 10-Q, as such risk factors may be updated from time to time in our periodic filings with the SEC.

All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing cautionary statements. In addition, all forward-looking statements speak only as of the date of this press release. We undertake no obligations to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise other than as required under the federal securities laws.

Avantor, Inc. and subsidiaries
Consolidated statements of operations

(in millions, except per share data)	Three months ended December 31,		Year ended December 31,
	2021	2020	2021	2020
Net sales	$1,907.6	$1,790.9	$7,386.1	$6,393.6
Cost of sales	1,260.1	1,209.3	4,883.4	4,313.1
Gross profit	647.5	581.6	2,502.7	2,080.5
Selling, general and administrative expenses	433.5	377.0	1,530.5	1,373.7
Operating income	214.0	204.6	972.2	706.8
Interest expense	(60.8)	(55.8)	(217.4)	(307.6)
Loss on extinguishment of debt	(4.0)	(120.4)	(12.4)	(346.8)
Other (expense) income, net	(9.2)	(1.7)	10.6	9.9
Income before income taxes	140.0	26.7	753.0	62.3
Income tax (expense) benefit	(46.0)	24.9	(180.4)	54.3
Net income	94.0	51.6	572.6	116.6
Accumulation of yield on preferred stock	(16.2)	(16.2)	(64.6)	(64.6)
Net income available to common stockholders	$77.8	$35.4	$508.0	$52.0

Earnings per share:
Basic	$0.13	$0.06	$0.86	$0.09
Diluted	$0.13	$0.06	$0.85	$0.09
Weighted average shares outstanding:
Basic	609.5	578.7	590.5	576.3
Diluted	619.0	587.1	599.6	583.4

Avantor, Inc. and subsidiaries
Consolidated balance sheets

(in millions)	December 31, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$301.7	$286.6
Accounts receivable, net	1,222.1	1,113.3
Inventory	872.0	739.6
Other current assets	81.4	91.4
Total current assets	2,477.2	2,230.9
Property, plant and equipment, net	705.5	549.9
Other intangible assets, net	5,140.3	4,048.8
Goodwill	5,341.1	2,860.2
Other assets	233.1	216.7
Total assets	$13,897.2	$9,906.5
Liabilities and stockholders' equity
Current liabilities:
Current portion of debt	$45.2	$26.4
Accounts payable	755.1	678.9
Employee-related liabilities	199.7	179.3
Accrued interest	49.8	44.5
Other current liabilities	401.0	313.6
Total current liabilities	1,450.8	1,242.7
Debt, net of current portion	6,978.0	4,867.5
Deferred income tax liabilities	913.0	723.9
Other liabilities	358.4	398.1
Total liabilities	9,700.2	7,232.2
Stockholders’ equity:
Mandatory convertible preferred stock including paid-in capital	1,003.7	1,003.7
Common stock including paid-in capital	2,752.6	1,737.6
Accumulated earnings (deficit)	483.9	(88.7)
Accumulated other comprehensive (loss) income	(43.2)	21.7
Total stockholders’ equity	4,197.0	2,674.3
Total liabilities and stockholders' equity	$13,897.2	$9,906.5

Avantor, Inc. and subsidiaries
Consolidated statements of cash flows

(in millions)	Three months ended December 31,		Year ended December 31,
	2021	2020	2021	2020
Cash flows from operating activities:
Net income	$94.0	$51.6	$572.6	$116.6
Reconciling adjustments:
Depreciation and amortization	104.1	102.0	379.2	395.4
Stock-based compensation expense	13.7	12.7	50.7	44.1
Provision for accounts receivable and inventory	11.4	38.0	44.9	69.5
Deferred income tax expense (benefit)	6.3	3.2	(17.7)	(87.5)
Amortization of deferred financing costs	4.6	4.4	16.3	23.4
Loss on extinguishment of debt	4.0	120.4	12.4	346.8
Foreign currency remeasurement loss (gain)	1.3	0.3	6.7	(0.9)
Changes in assets and liabilities:
Accounts receivable	(45.3)	(51.8)	(111.8)	(102.4)
Inventory	(12.0)	(36.2)	(129.8)	(69.7)
Accounts payable	63.0	42.8	64.9	110.6
Accrued interest	22.8	(19.0)	5.3	(29.7)
Other assets and liabilities	36.4	35.4	56.9	110.7
Other, net	(3.3)	2.2	3.0	2.9
Net cash provided by operating activities	301.0	306.0	953.6	929.8
Cash flows from investing activities:
Capital expenditures	(40.0)	(20.2)	(111.1)	(61.6)
Cash paid for acquisitions, net of cash acquired	(2,845.2)	—	(4,014.1)	—
Other	1.7	1.4	3.5	2.5
Net cash used in investing activities	(2,883.5)	(18.8)	(4,121.7)	(59.1)
Cash flows from financing activities:
Debt borrowings	1,700.0	1,937.2	2,834.6	3,938.8
Debt repayments	(210.8)	(2,190.0)	(533.9)	(4,361.5)
Payments of debt refinancing fees and premiums	(18.1)	(117.8)	(40.6)	(315.8)
Proceeds from issuance of stock, net of issuance costs	—	—	967.0	—
Redemption of series A preferred stock	—	—	—	—
Payments of dividends on preferred stock	(16.2)	(16.2)	(64.6)	(64.6)
Proceeds received from exercise of stock options	6.1	6.4	82.5	20.2
Shares repurchased to satisfy employee tax obligations for vested stock-based awards	—	—	(25.8)	—
Net cash provided by (used in) financing activities	1,461.0	(380.4)	3,219.2	(782.9)
Effect of currency rate changes on cash	(3.2)	9.3	(13.2)	12.1
Net change in cash and cash equivalents	(1,124.7)	(83.9)	37.9	99.9
Cash, cash equivalents and restricted cash, beginning of period	1,451.8	373.1	289.2	189.3
Cash, cash equivalents and restricted cash, end of period	$327.1	$289.2	$327.1	$289.2

Avantor, Inc. and subsidiaries
Reconciliations of non-GAAP measures

(in millions)	Three months ended December 31,		Year ended December 31,
	2021	2020	2021	2020
Net income	$94.0	$51.6	$572.6	$116.6
Amortization	80.4	74.1	290.8	307.5
Loss on extinguishment of debt	4.0	120.4	12.4	346.8
Net foreign currency loss (gain) from financing activities	0.2	3.6	1.3	(0.7)
Other share-based compensation expense	0.2	0.7	3.0	1.3
Acquisition-related expenses[1]	49.9	—	77.8	—
Integration-related expenses[2]	7.8	5.6	15.9	17.1
Purchase accounting adjustments[3]	—	—	6.3	—
Restructuring and severance charges[4]	2.7	5.1	5.3	11.8
Receipt of disgorgement penalty	—	—	(13.0)	—
Income tax benefit applicable to pretax adjustments	(10.0)	(72.4)	(65.1)	(225.2)
Adjusted net income	229.2	188.7	907.3	575.2
Interest expense	60.8	55.8	217.4	307.6
Depreciation	23.7	27.9	88.4	87.9
Income tax provision applicable to Adjusted Net Income	56.1	47.5	245.5	170.9
Adjusted EBITDA	$369.8	$319.9	$1,458.6	$1,141.6
━━━━━━━━━
1.Represents legal, accounting, financing, investment banking and consulting fees incurred related to completed and pending acquisitions. Generally, these expenses are incurred prior to and at the closing of acquisitions.
2.Represents non-recurring direct costs incurred with third-parties to integrate acquired companies. These expenses represent incremental costs and are unrelated to normal operations of our business. Integration expenses are incurred over a pre-defined integration period specific to each acquisition.
3.Represents the amortization of the purchase accounting adjustment we made to reflect Ritter’s acquired inventory at fair value upon acquisition, as shown in note 4 to our consolidated financial statements.
4.Reflects the incremental expenses incurred in the period related to initiatives to increase profitability and productivity. Typical costs included in this caption are employee severance, site-related exit costs, and contract termination costs.

Avantor, Inc. and subsidiaries
Reconciliations of non-GAAP measures (continued)
Earnings per share

(shares in millions)	Three months ended December 31,		Year ended December 31,
	2021	2020	2021	2020
Diluted earnings per share (GAAP)	$0.13	$0.06	$0.85	$0.09
Dilutive impact of convertible instruments	0.02	0.02	0.04	0.09
Normalization*	—	—	—	—
Fully diluted earnings per share (non-GAAP)	0.15	0.08	0.89	0.18
Amortization	0.12	0.12	0.45	0.48
Loss on extinguishment of debt	0.02	0.19	0.03	0.54
Net foreign currency loss (gain) from financing activities	—	—	—	—
Other stock-based compensation expense	—	—	—	—
Acquisition-related expenses	0.07	—	0.12	—
Integration-related expenses	0.02	—	0.03	0.02
Purchase accounting adjustments	—	—	0.01	—
Restructuring and severance charges	—	0.01	—	0.01
Receipt of disgorgement penalty	—	—	(0.02)	—
Other	—	—	—	0.01
Income tax benefit applicable to pretax adjustments	(0.02)	(0.11)	(0.10)	(0.35)
Adjusted EPS (non-GAAP)	$0.36	$0.29	$1.41	$0.89

Weighted average shares outstanding:
Diluted (GAAP)	619.0	587.1	599.6	583.4
Incremental shares excluded for GAAP	62.9	62.9	62.9	62.9
Normalization*	(39.2)	(7.3)	(19.8)	(3.6)
Share count for Adjusted EPS (non-GAAP)	642.7	642.7	642.7	642.7

*    Adjusted EPS reflects the share count of 642.7, the proforma fully diluted share count that was determined immediately following our May 2019 initial public offering. That share count assumes the Mandatory Convertible Preferred Stock is converted at the lowest conversion ratio and does not reflect the vesting or exercise of any stock-based awards following the IPO or the incremental shares issued in secondary offerings.

Avantor, Inc. and subsidiaries
Reconciliations of non-GAAP measures (continued)
Free cash flow

(in millions)	Three months ended December 31,		Year ended December 31,
	2021	2020	2021	2020
Net cash provided by operating activities	$301.0	$306.0	$953.6	$929.8
Acquisition-related expenses paid	53.2	—	77.8	—
Capital expenditures	(40.0)	(20.2)	(111.1)	(61.6)
Free cash flow (non-GAAP)	$314.2	$285.8	$920.3	$868.2

Adjusted net leverage

(dollars in millions)	December 31, 2021
Total debt, gross	$7,113.2
Less cash and cash equivalents	(301.7)
	$6,811.5

Trailing twelve months Adjusted EBITDA*	$1,587.3
Trailing twelve months ongoing stock-based compensation expense	47.7
Pro forma adjustment for projected synergies	—
	$1,635.0

Adjusted net leverage (non-GAAP)	4.2	x
*Represents the Adjusted EBITDA of Avantor for the trailing twelve-month period plus management’s best estimates of the incremental results attributable to acquired companies as if such acquisitions had been completed on the first day of such trailing twelve-month period, as permitted by our debt covenants. Such estimates and financial information for acquired companies may or may not have been audited, and in certain instances may have been prepared on a basis other than U.S. GAAP though we believe these differences in the basis of accounting to be immaterial for the purpose of presenting net leverage.

Avantor, Inc. and subsidiaries
Reconciliations of non-GAAP measures (continued)
Net sales

(in millions)	December 31		Reconciliation of reported change to organic change
			Reported change	Foreign currency impact	M&A impact	Organic
	2021	2020
Three months ended:
Americas	$1,087.5	$1,024.4	$63.1	$1.4	$30.5	$31.2
Europe	686.2	659.6	26.6	(19.8)	43.4	3.0
AMEA	133.9	106.9	27.0	(1.4)	18.4	10.0
Total	$1,907.6	$1,790.9	$116.7	$(19.8)	$92.3	$44.2
Year ended:
Americas	$4,237.4	$3,731.5	$505.9	$20.0	$34.6	$451.3
Europe	2,677.3	2,286.7	390.6	99.4	85.3	205.9
AMEA	471.4	375.4	96.0	10.9	23.1	62.0
Total	$7,386.1	$6,393.6	$992.5	$130.3	$143.0	$719.2

Adjusted EBITDA

(in millions)	Three months ended December 31,		Year ended December 31,
	2021	2020	2021	2020
Americas	$238.4	$211.4	$978.4	$802.4
Europe	148.2	119.5	538.5	397.8
AMEA	33.3	22.9	113.9	79.8
Corporate	(50.2)	(33.9)	(172.2)	(138.4)
Total	$369.7	$319.9	$1,458.6	$1,141.6

Media Contact
Allison Hosak
Senior Vice President, Global Communications and Brand
Avantor
908-329-7281
Allison.Hosak@Avantorsciences.com
Investor Relations Contact
Tommy Thomas, CPA
Vice President, Investor Relations
Avantor
781-375-8051
Tommy.Thomas@Avantorsciences.com
SOURCE Avantor and Financial News